Exhibit 4.1

Execution Version

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Dated as of December 1, 2016

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	5

	Article II

	The Contributions, Purchases and sales

Section 2.1	Purchase and Sale of Shares of Höegh LNG Colombia Holding	10
Section 2.2	Contribution of Shares of Höegh LNG Colombia Holding	10
Section 2.3	Closing	10
Section 2.4	Purchase Price Adjustment	10
Section 2.5	Partnership Purchase Option; Right of First Offer	10

	Article III

	Representations and Warranties of THE SELLER COMPANIES

Section 3.1	Representations and Warranties	11

	Article IV

	Representations and Warranties of THE BUYER COMPANIES

Section 4.1	Representations and Warranties	16

	Article V

	PRE-CLOSING MATTERS

Section 5.1	Covenants of the Seller Companies Prior to the Closing Date	17
Section 5.2	Covenant of the Buyer Companies Prior to the Closing Date	19

	ARTICLE VI

	CONDITIONS OF CLOSING

Section 6.1	Conditions to the Obligations of the Parties	19
Section 6.2	Conditions to the Obligations of the Seller Companies	19
Section 6.3	Conditions to the Obligations of the Buyer Companies	20

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Exhibit I	Form of Seller’s Credit
Exhibit II	Form of Amended and Restated Memorandum and Articles of Association of Höegh LNG Colombia Holding Ltd.
Schedule A	Insurance Policies

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CONTRIBUTION, PURCHASE AND SALE AGREEMENT

This CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 1, 2016 is made by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof:

1.	Höegh LNG Ltd. is a wholly owned subsidiary of Höegh LNG;

2.	Höegh LNG Colombia Holding Ltd. (“Höegh LNG Colombia Holding”), a Cayman Islands company, is a wholly owned subsidiary of Höegh LNG Ltd.;

3.	Höegh LNG Colombia S.A.S., a Columbia limited liability company (“Höegh LNG Colombia S.A.S.”), is a 100% owned subsidiary of Höegh LNG Colombia Holding;

4.	Höegh LNG FSRU IV Ltd., a Cayman Islands company (“FSRU IV”), is a wholly owned subsidiary of Höegh LNG Colombia Holding;

5.	FSRU IV is the record owner of the floating storage and regasification unit Höegh Grace (the “Vessel”); and

6.	The Operating Company is a wholly owned subsidiary of the Partnership;

WHEREAS, by an International Leasing Agreement, dated November 1, 2014, as amended by Amendment No. 1 thereto dated September 24, 2015 (the “Lease Agreement”), between FSRU IV and Sociedad Portuaria El Cayao S.A. E.S.P., a Colombia company (the “Charterer”), FSRU IV chartered the Vessel to the Charterer;

WHEREAS, Höegh LNG entered into an FSRU Operation and Services Agreement, dated November 1, 2014, as amended pursuant to Amendment No. 1 thereto dated September 24, 2015 and as novated pursuant to the OSA Novation Agreement (as defined below), with the Charterer (the “OSA”), pursuant to which Höegh LNG Colombia S.A.S. provides the Charterer with certain services for the Vessel for the duration of the Lease Agreement;

WHEREAS, Höegh LNG, Höegh LNG Colombia S.A.S. and the Charterer entered into a Novation Agreement, dated October 18, 2016 (the “OSA Novation Agreement”), whereby Höegh LNG transferred to Höegh LNG Colombia S.A.S., and Höegh LNG Colombia S.A.S. accepted, all of Höegh LNG’s rights, interests, duties and obligations under the OSA;

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WHEREAS, Höegh LNG entered into a deed of guarantee and indemnity with the Charterer (the “Höegh LNG Performance Guarantee”), dated August 14, 2015, pursuant to which Höegh LNG has guaranteed the performance by FSRU IV and Höegh LNG Colombia S.A.S. of their respective obligations under the Lease Agreement and the OSA;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, (a) the Partnership will enter into a deed of guarantee and indemnity with the Charterer, substantially in the form set forth as Schedule 6 to the Lease Agreement, pursuant to which the Partnership will guarantee the performance by FSRU IV and Höegh LNG Colombia S.A.S. of their respective obligations under the Lease Agreement and the OSA (the “Partnership Performance Guarantee”), and (b) simultaneously therewith, Höegh LNG will be released from the Höegh LNG Performance Guarantee and will no longer have any rights and obligations thereunder;

WHEREAS, FSRU IV and Höegh LNG Cyprus Limited, as borrowers, Höegh LNG, Höegh LNG Ltd., FSRU III (as defined below), the Partnership and Höegh LNG Colombia Holding, as guarantors, and the banks and other financial institutions named therein as lenders and swap banks have entered into a $412 million Amended and Restated Facilities Agreement, dated March 17, 2016, with respect to the Vessel (the “Vessel Credit Facility”); and

WHEREAS, pursuant to this Agreement, Höegh LNG Ltd. desires to (a) sell, assign and transfer 51% of the outstanding shares of Höegh LNG Colombia Holding to the Partnership in exchange for payment of an aggregate price of $188.7 million, less 51% of the indebtedness related to the Vessel that will be outstanding under the Vessel Credit Facility as of the Closing Date (currently estimated to be $96.9 million) (the “Purchase Price”), and (b) grant to the Partnership an option, exercisable at any time on or prior to February 28, 2017, to purchase the remaining outstanding shares of Höegh LNG Colombia Holding (the “Partnership Purchase Option”).

WHEREAS, the total Purchase Price to be paid on the Closing Date (the “Total Purchase Price”) shall be increased, pro rata, to the extent the Partnership exercises all or any part of the Partnership Purchase Option on or prior to the Closing Date. The outstanding shares of Höegh LNG Colombia Holding sold, assigned and transferred to the Partnership on the Closing Date are referred to herein as the “Acquired Interest”; and

WHEREAS, pursuant to this Agreement, each of the following will occur on the Closing Date (as defined below) in the order set forth below:

1.          Höegh LNG Ltd. shall sell, assign and transfer the Acquired Interest to the Partnership in exchange for payment of the Total Purchase Price, which Total Purchase Price shall be settled with cash or, at the option of the Partnership, with a combination of (a) cash and (b) a promissory note, dated the Closing Date, from the Partnership payable to Höegh LNG substantially in the form of Exhibit I hereto (a “Seller’s Credit”).

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2.          The Partnership contributes the Acquired Interest to the Operating Company, in exchange for 500 units, representing limited liability company interests in the Operating Company.

agreement

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions. The following defined terms will have the meanings given below:

“1934 Act Filings” means the filings made by the Partnership with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Acquired Interest” has the meaning set forth in the Recitals of this Agreement.

“Agreement” means this Contribution, Purchase and Sale Agreement.

“Buyer Attorney-in-Fact” has the meaning set forth in Section 9.2(a).

“Buyer Companies” means, collectively, the Partnership and the Operating Company.

“Buyer Financing Indemnitees” has the meaning set forth in Section 8.3.

“Buyer Indemnitees” has the meaning set forth in Section 8.1.

“Charterer” has the meaning set forth in the Recitals of this Agreement.

“Charterer Purchase Option” means the option of the Charterer to purchase the Vessel pursuant to the terms of the Lease Agreement.

“Closing Date” has the meaning set forth in Section 2.3.

“Covered Assets” has the meaning set forth in Section 8.1(b).

“Covered Environmental Losses” means all Losses suffered or incurred by the Buyer Companies by reason of, arising out of or resulting from:

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(a)          any violation or correction of violation of Environmental Laws with regard to the ownership or operation by the Seller Companies or the Transferred Subsidiaries of the Covered Assets; or

(b)          any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by the Seller Companies or the Transferred Subsidiaries of the Covered Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Covered Assets or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Covered Assets), including, without limitation, the reasonable and documented cost and expense of (i) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation complained of under clause (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”

“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.

“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.

“FSRU III” means Höegh LNG FSRU III Ltd., a Cayman Islands company.

“FSRU IV” has the meaning set forth in the Recitals of this Agreement.

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.

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“Höegh LNG” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh LNG Colombia Holding” has the meaning set forth in the Recitals of this Agreement.

“Höegh LNG Colombia S.A.S” has the meaning set forth in the Recitals of this Agreement.

“Höegh LNG Ltd.” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh LNG Performance Guarantee” has the meaning set forth in the Recitals of this Agreement.

“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:

(a)          an order has been made or an effective resolution passed or other proceedings or actions taken (including the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)          it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)          any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Laws” has the meaning set forth in Section 3.1(c).

“Lease Agreement” has the meaning set forth in the Recitals of this Agreement.

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity, provided that, in no event will losses to the extent arising from a change in any Law after the Closing Date be deemed “Losses” for purposes of this Agreement.

“Management Consulting Agreement” means the Management Consulting Agreement, dated October 1, 2016, between Höegh LNG Colombia SAS and Höegh LNG AS.

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“Manning Agreement” means the Manning Agreement, dated September 1, 2016, between Höegh LNG Colombia S.A.S. and Höegh Fleet Services Philippines Inc.

“Omnibus Agreement” means the Omnibus Agreement, dated August 12, 2014, among Höegh LNG, the Partnership, Höegh LNG GP LLC and the Operating Company.

“Operating Company” has the meaning set forth in the opening paragraph of this Agreement.

“Organizational Documents” means, with respect to any entity, its articles of association, articles of incorporation and/or bylaws, certificate of formation and/or limited liability company agreement, certificate of limited partnership and/or agreement of limited partnership and/or other organizational documents.

“OSA” has the meaning set forth in the Recitals of this Agreement.

“OSA Novation Agreement” has the meaning set forth in the Recitals of this Agreement.

“Partnership” has the meaning set forth in the opening paragraph of this Agreement.

“Partnership Purchase Option” has the meaning set forth in the Recitals of this Agreement.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Partnership Performance Guarantee” has the meaning set forth in the Recitals of this Agreement.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

“Professional Payment Services Agreement” means the Agreement for the Provision of Professional Payment Services, dated October 1, 2016, between Höegh LNG Colombia SAS and Höegh LNG Maritime Management Pte. Ltd.

“Purchase Price” has the meaning set forth in the Recitals of this Agreement.

“Purchase Price Adjustment” has the meaning set forth in Section 2.4.

“Recruitment Consulting Services Agreement” means the Crew Recruitment Consulting Services Agreement, dated October 1, 2016, between Hoegh LNG Maritime Management Pte. Ltd. and Höegh LNG Colombia S.A.S.

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“Retained Interest” means the outstanding shares of Höegh LNG Colombia Holding that are not included in the Acquired Interest.

“Rules” has the meaning set forth in Section 10.7.

“Seller Attorney-in-Fact” has the meaning set forth in Section 9.2(b).

“Seller Companies” means, collectively, Höegh LNG and Höegh LNG Ltd.

“Seller Financing Indemnitees” has the meaning set forth in Section 8.4.

“Seller Indemnitees” has the meaning set forth in Section 8.2.

“Seller’s Credit” has the meaning set forth in the Recitals of this Agreement.

“Ship Management Agreement” means the Technical Services Agreement, dated October 17, 2016, between Höegh LNG Colombia S.A.S. and Höegh LNG Fleet Management AS.

“Spare Parts Agreement” means the Spare Parts Procurement and Insurance Services Agreement, dated October 25, 2016, between FSRU IV and Höegh LNG Fleet Management AS.

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, import taxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other charges of any kind imposed by, or required to be reported or paid to, any Governmental Authority and all interest and penalties thereon.

“Tax Indemnity Agreement” means the Tax Indemnity, dated as of November 1, 2014, between the Charterer and FSRU IV.

“Technical Services Agreement” means the Technical Services Agreement, dated October 1, 2016, between Höegh LNG Colombia SAS and Höegh LNG AS.

“Transferred Subsidiaries” means, collectively, Höegh LNG Colombia Holding, FSRU IV and Höegh LNG Colombia S.A.S.

“Total Purchase Price” has the meaning set forth in the Recitals of this Agreement.

“Vessel” has the meaning set forth in the Recitals of this Agreement.

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“Vessel Contracts” means, collectively, the Lease Agreement, the OSA, the Höegh LNG Performance Guarantee, the Partnership Performance Guarantee, the OSA Novation Agreement, the Tax Indemnity Agreement, the Vessel Credit Facility, the Ship Management Agreement, the Manning Agreement, the Technical Services Agreement, the Management Consulting Agreement, the Recruitment Consulting Services Agreement, the Professional Payment Services Agreement and the Spare Parts Agreement.

“Vessel Credit Facility” has the meaning set forth in the Recitals of this Agreement.

Article II

The Contributions, Purchases and sales

On the Closing Date, the Parties agree that the following transactions shall be completed in the order set forth below.

Section 2.1           Purchase and Sale of Shares of Höegh LNG Colombia Holding . Höegh LNG Ltd. shall sell, assign and transfer the Acquired Interest to the Partnership in exchange for payment of the Total Purchase Price, which Total Purchase Price shall be settled with cash or, at the option of the Partnership, with a combination of (i) cash and (ii) a Seller’s Credit.

Section 2.2           Contribution of Shares of Höegh LNG Colombia Holding. The Partnership shall contribute the Acquired Interest to the Operating Company, in exchange for 500 units, representing limited liability company interests in the Operating Company.

Section 2.3           Closing. On the terms and subject to the conditions of this Agreement, the contributions, purchases, sales and transfers set forth in Section 2.1 through Section 2.2 shall take place on January 1, 2017, or on such other date as may be agreed upon by the Parties (the “Closing Date”).

Section 2.4           Purchase Price Adjustment . The Total Purchase Price shall be increased or decreased by the pro rata amount (based on the Acquired Interest) of net working capital (current assets excluding cash and cash equivalents minus current liabilities excluding the current portion of long-term debt) reflected on the consolidated books and records of Höegh LNG Colombia Holding as of the Closing Date (the “Purchase Price Adjustment”). Within 90 days following the Closing Date, Höegh LNG and the Partnership shall agree on the amount of the Purchase Price Adjustment pursuant to this Section 2.4, and Höegh LNG and the Partnership shall make settlement of the Purchase Price Adjustment in cash within 30 days thereafter.

Section 2.5           Partnership Purchase Option; Right of First Offer.

(a) Höegh LNG Ltd. hereby grants to the Partnership the Partnership Purchase Option, which shall be exercisable at any time on or prior to February 28, 2017. To the extent the Partnership Purchase Option is not exercised in full on or prior to the Closing Date, the Partnership shall have the right, on or prior to February 28, 2017, to purchase all or part of the Retained Interest on the same terms as the Acquired Interest. The Partnership shall have the right to settle the purchase price of the Retained Interest acquired pursuant to this Section 2.5(a) with cash or with a combination of (i) cash and (ii) a Seller’s Credit; provided, however, that the total amount of Seller’s Credits issued pursuant to Section 2.1 and Section 2.5(a) shall not exceed $50.0 million.

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(b)          The Partnership shall also retain a right of first offer with respect to the Retained Interest, in accordance with Article V of the Omnibus Agreement, for so long as the Omnibus Agreement remains in effect.

Article III

Representations and Warranties of THE SELLER COMPANIES

Section 3.1           Representations and Warranties. The Seller Companies hereby represent and warrant to the Buyer Companies as of the date hereof and as of the Closing Date, that:

(a)          Each of the Seller Companies and the Transferred Subsidiaries has been duly formed or incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Seller Companies or the Transferred Subsidiaries and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)          Each of the Seller Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Companies and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by each of the Seller Companies pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each of the Seller Companies and this Agreement has been duly executed and delivered by the Seller Companies and constitutes a legal, valid and binding obligation of the Seller Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

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(c)          The execution, delivery and performance by each of the Seller Companies of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Seller Companies’ or the Transferred Subsidiaries’ Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any of the Seller Companies or the Transferred Subsidiaries is a party or is subject or by which any of the Seller Companies’ or the Transferred Subsidiaries’ assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a Governmental Authority, orders of a Governmental Authority, judicial decisions, decisions of arbitrators or determinations of any Governmental Authority or court (“Laws”); or (iv)  the Lease Agreement, the OSA, the OSA Novation Agreement, the Höegh LNG Performance Guarantee, the Partnership Performance Guarantee, the Tax Indemnity Agreement or the Vessel Credit Facility or any material provision of any material contract to which any of the Seller Companies or the Transferred Subsidiaries is a party or by which the assets of any of the Seller Companies or the Transferred Subsidiaries are bound;

(d)          Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Seller Companies of this Agreement or the consummation by each of the Seller Companies and the Transferred Subsidiaries of the transactions contemplated hereunder, and any consent required for the transactions contemplated hereunder pursuant to the Lease Agreement, the OSA, the Höegh LNG Performance Guarantee, the Tax Indemnity Agreement and/or the Vessel Credit Facility has been duly obtained;

(e)          As of the date hereof, Höegh LNG Ltd. owns all of the outstanding shares of Höegh LNG Colombia Holding and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility; and as of the date hereof, Höegh LNG Colombia Holding owns all of the outstanding shares of each of FSRU IV and Höegh LNG Colombia S.A.S. and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility;

(f)          All of the issued and outstanding equity interests of each Transferred Subsidiary have been duly authorized and are validly issued in accordance with the Organizational Documents of such Transferred Subsidiary and are fully paid and non-assessable;

(g)          Other than as set forth in the Omnibus Agreement and the Vessel Credit Facility, there are not outstanding (i) any options, warrants or other rights to purchase any equity interests or assets of any Transferred Subsidiary, (ii) any securities convertible into or exchangeable for equity interests or assets of any Transferred Subsidiary, or (iii) any other commitments of any kind for the issuance of equity interests of any Transferred Subsidiary or options, warrants or other securities of any Transferred Subsidiary;

(h)          Other than as set forth in the Omnibus Agreement and the Vessel Credit Facility and the Charterer Purchase Option, there is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire any assets of the Transferred Subsidiaries;

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(i)          Correct and complete copies of the organizational documents of each Transferred Subsidiary (as amended to the date of this Agreement), the Lease Agreement, the OSA, the Höegh LNG Performance Guarantee, the OSA Novation Agreement, the Tax Indemnity Agreement, the Ship Management Agreement, the Manning Agreement, the Recruitment Consulting Services Agreement, the Technical Services Agreement, the Management Consulting Agreement, the Professional Payment Services Agreement and the Spare Parts Agreement have been made available to the Buyer Companies;

(j)          A correct and complete copy of the Vessel Credit Facility has been made available to the Buyer Companies. The Vessel Credit Facility is a valid and binding agreement of each of Höegh LNG, Höegh LNG Ltd., FSRU III, Höegh LNG Cyprus Limited and each of the Transferred Subsidiaries that is a party thereto, enforceable against each of Höegh LNG, Höegh LNG Ltd., FSRU III, Höegh LNG Cyprus Limited and each of the Transferred Subsidiaries that is a party thereto in accordance with its terms and, to the knowledge of the Seller Companies, the Vessel Credit Facility is a valid and binding agreement of each of the other parties thereto enforceable against each of such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(k)          Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of floating storage and regasification units of the same type as the Vessel in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) with respect to, or claims against the Transferred Subsidiaries or any of the assets owned by the Transferred Subsidiaries, including the Vessel, other than those arising under or in connection with Vessel Credit Facility, the Lease Agreement or the OSA and other than those that will be terminated and extinguished prior to the Closing Date;

(l)          The Seller Companies have disclosed to the Buyer Companies all material information on, and about, each of the Transferred Subsidiaries and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been omitted or withheld from any materials provided by the Seller Companies to the Buyer Companies in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading;

(m)          The Seller Companies have disclosed to the Buyer Companies all material contracts and agreements, written or oral, to which any of the Transferred Subsidiaries is a party or by which any of their assets are bound, including the Vessel Contracts;

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(n)          Each of the Vessel Contracts is a valid and binding agreement of the Transferred Subsidiaries party thereto, Höegh LNG Ltd. or Höegh LNG, as applicable, enforceable against such Transferred Subsidiary, Höegh LNG Ltd. or Höegh LNG, as applicable, in accordance with its terms, and to the knowledge of the Seller Companies, each of the Vessel Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with their terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(o)          Each of the Transferred Subsidiaries, Höegh LNG Ltd. or Höegh LNG, as applicable, has fulfilled all material obligations required pursuant to the Vessel Contracts to which it is a party to have been performed by it prior to the date hereof and has not waived any material rights thereunder;

(p)          There has not occurred any material default on the part of any Transferred Subsidiary, Höegh LNG or Höegh LNG Ltd. under any Vessel Contracts to which it is a party, or to the knowledge of the Seller Companies, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any Transferred Subsidiary, Höegh LNG or Höegh LNG Ltd. under any of the Vessel Contracts to which it is a party nor, to the knowledge of the Seller Companies, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Vessel Contracts;

(q)          FSRU IV now has, and at the Closing Date will have, good and marketable title to the Vessel and its equipment, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility and the Charterer Purchase Option and permitted encumbrances under the Vessel Credit Facility. As of December 31, 2016, there will be $190.0 million of borrowings related to the Vessel outstanding under the Vessel Credit Facility;

(r)          There is no action, suit or proceeding to which any of the Transferred Subsidiaries is a party (either as a plaintiff or defendant), or to which the Vessel is subject, pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Transferred Subsidiaries or the Vessel; and, to the knowledge of the Seller Companies, there is no basis for any such action, suit or proceeding;

(s)          Neither of the Transferred Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets or properties;

(t)          There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Transferred Subsidiaries to take any action of any kind with respect to their respective business, assets or properties;

(u)          Neither of the Transferred Subsidiaries is now or will be at the Closing Date indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of such Transferred Subsidiary or any spouse, child, or other relative or any affiliate thereof, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to such Transferred Subsidiary;

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(v)         Höegh LNG Ltd. will cause Höegh LNG Colombia Holding to timely elect to be classified for U.S. federal income tax purposes as a partnership and will cause each of FSRU IV and Höegh LNG Colombia S.A.S. to be classified as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service. These elections for the Transferred Subsidiaries have been or will be made with an effective date prior to the transactions described in Section 2.1. Once these elections have been made, none of Höegh LNG, Höegh LNG Ltd. or the Transferred Subsidiaries will take any action to change the U.S. federal income tax classification of the Transferred Subsidiaries;

(w)          Other than as set forth in the Manning Agreement or the Recruitment Consulting Services Agreement, and except for a General Manager and Accounting Manager employed by Höegh LNG Colombia S.A.S., none of the Transferred Subsidiaries have any employees. All crew members with respect to the Vessel are provided directly or indirectly by subsidiaries of Höegh LNG pursuant to services agreements with the Transferred Subsidiaries;

(x)          The Vessel is insured in accordance with the provisions and requirements of the Vessel Credit Facility and any ship mortgage thereon, and the Lease Agreement, the OSA and any other charter thereof, and all requirements and conditions of such insurance have been complied with, and a list of the insurance policies relating to the Vessel is set forth on Schedule A hereto, each of which is in full force and effect and, to the knowledge of the Seller Companies, not subject to being voided or terminated for any reason;

(y)          The Vessel (i) is adequate and suitable for use by FSRU IV in its business as presently conducted by it in all material respects, ordinary wear and tear excepted; (ii) is in good running order and repair; (iii) is in compliance with applicable Laws and regulations (including without limitation, the Laws of Columbia and Laws applicable to vessels registered under the laws and flag of the jurisdictions in which the Vessel is currently registered and in which it operates); (iv) is duly registered under the flag of the Republic of the Marshall Islands (The Marshall Islands Ship Registry); (v) is in compliance in all material respects with the requirements of its classification society DNV GL and has the highest classification rating; (vi) has class certificates that are clean and valid and free of recommendations or notations as to class or other requirement of DNV GL; (vii) is not subject to any charter other than the Lease Agreement and the OSA; and (viii) has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the Vessel since its delivery from the shipyard and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer Companies;

(z)          The Vessel is not (i) under arrest or otherwise detained; (ii) other than in the ordinary course of business, in the possession of any Person (other than each Vessel’s master and crew); or (iii) subject to any possessory lien;

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(aa)         No blacklisting or boycotting of any type has been applied or currently exists against, or in respect of, the Vessel;

(bb)         The Vessel is supplied with valid and up-to-date safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the laws of Colombia, Norway or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations; and

(cc)         As of the Closing Date, other than trade payables for the provision of services for operating activities by subsidiaries of Höegh LNG, none of the Transferred Subsidiaries will have any outstanding loans or promissory notes due to the Seller Companies or other indebtedness other than borrowings outstanding under the Vessel Credit Facility.

Article IV

Representations and Warranties of THE BUYER COMPANIES

Section 4.1           Representations and Warranties. The Buyer Companies hereby represent and warrant to the Seller Companies as of the date hereof and as of the Closing Date, that:

(a)          Each of the Buyer Companies has been duly formed and is validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted and, in the case of the Partnership, as described in the Partnership’s 1934 Act Filings. No Insolvency Event has occurred with respect to the Buyer Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)          Each of the Buyer Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer Companies and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by each of the Buyer Companies pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each of the Buyer Companies party hereto or thereto, and this Agreement has been duly executed and delivered by the Buyer Companies and constitutes a legal, valid and binding obligation of the Buyer Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

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(c)          The execution, delivery and performance by each of the Buyer Companies, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) such Party’s Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, loan agreement, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which either of the Buyer Companies is a party or is subject or by which any of its assets or properties may be bound; or (iii) any applicable Laws; and

(d)          Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Buyer Companies of this Agreement or the consummation by each of the Buyer Companies of the transactions contemplated hereunder.

Article V

PRE-CLOSING MATTERS

Section 5.1           Covenants of the Seller Companies Prior to the Closing Date. From the date of this Agreement to the Closing Date, the Seller Companies shall cause each of the Transferred Subsidiaries to conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. None of the Seller Companies shall permit any of the Transferred Subsidiaries to enter into any material contracts or other material written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Partnership prior to the date of this Agreement, without the prior consent of the Partnership (such consent not to be unreasonably withheld or delayed). In addition, the Seller Companies shall not permit any of the Transferred Subsidiaries to take any action that would result in any of the conditions to the contributions, purchases, sales and transfers set forth in Article II not being satisfied. Furthermore, each of the Seller Companies hereby agrees and covenants that it:

(a)          shall cooperate with the Buyer Companies and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required from the counterparties to each of the Vessel Contracts as a result of the contributions, purchases, sales and transfers set forth in Article II;

(b)          shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Buyer Companies in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from any Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

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(c)          shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and transfers set forth in Article II and the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;

(d)          shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate any Vessel Contract or Organizational Document of a Transferred Subsidiary prior to the Closing Date without the prior written consent of the Buyer Companies;

(e)          shall not exercise or permit any exercise of any rights or options contained in the Lease Agreement, without the prior written consent of the Buyer Companies, such consent not to be unreasonably withheld or delayed;

(f)          shall provide prompt notice to the Partnership of the exercise of any rights or options by any Seller Company or Transferred Subsidiary under the Vessel Contracts;

(g)          shall observe and perform in a timely manner, all of its covenants and obligations under the Vessel Contracts and intercompany debt owned by any of the Transferred Subsidiaries to the Seller Companies, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer Companies of such default and shall, if requested by the Buyer Companies, enforce all of its rights under such Vessel Contracts, as applicable, in respect of such default;

(h)          Höegh LNG Ltd. will cause Höegh LNG Colombia Holding to timely elect to be classified for U.S. federal income tax purposes as a partnership and will cause each of FSRU IV and Höegh LNG Colombia S.A.S. to be classified as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service. These elections for the Transferred Subsidiaries have been or will be made with an effective date prior to the transactions described in Section 2.1. Once these elections have been made, none of Höegh LNG, Höegh LNG Ltd. or the Transferred Subsidiaries will take any action to change the U.S. federal income tax classification of the Transferred Subsidiaries;

(i)          shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Vessel Credit Facility; and

(j)          shall permit representatives of the Buyer Companies to make, prior to the Closing Date, at their risk and expense, such searches, surveys, tests and inspections of the Vessel as the Buyer Companies may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of FSRU IV or the Charterer thereon and that the Buyer Companies shall furnish the Seller Companies with evidence that the Buyer Companies have adequate liability insurance in full force and effect.

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Section 5.2           Covenant of the Buyer Companies Prior to the Closing Date. Each of the Buyer Companies hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, it shall, in respect of the contributions, purchases, sales and transfers to be effected hereunder at the Closing Date, take, or cause to be taken, to the extent not already taken, all necessary corporate limited partnership or limited liability company action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and transfers, and the execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereby.

Article VI

Conditions OF Closing

Section 6.1           Conditions to the Obligations of the Parties. The obligation of the Parties to effect the contributions, purchases, sales and transfers set forth in Article II is subject to the satisfaction (or waiver by each of the Parties) on or prior to the Closing Date of the following conditions:

(a)          The Seller Companies and the Transferred Subsidiaries, as applicable, shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, to the extent applicable, with respect to the Vessel Contracts) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any Environmental Laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder; and

(b)          No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority or any other Person to enjoin, restrict or prohibit the transactions contemplated hereunder.

(c)          The Partnership Performance Guarantee shall have been executed.

Section 6.2           Conditions to the Obligations of the Seller Companies. The obligations of the Seller Companies to effect the contributions, purchases, sales and transfers set forth in Article II are subject to the satisfaction (or waiver by each of the Seller Companies) on or prior to the Closing Date of the following conditions:

(a)          The representations and warranties of the Buyer Companies made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b)          Each of the Buyer Companies shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the Closing Date;

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(c)          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller Companies, and the Seller Companies shall have received copies of all such documents and other evidence as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith; and

(d)          The Amended and Restated Memorandum and Articles of Association of Höegh LNG Colombia Holding Ltd., substantially in the form attached as Exhibit II hereto, shall have been executed.

Section 6.3           Conditions to the Obligations of the Buyer Companies. The obligations of the Buyer Companies to effect the contributions, purchases, sales and transfers set forth in Article II are subject to the satisfaction (or waiver by each of the Buyer Companies) on or prior to the Closing Date of the following conditions:

(a)          The Partnership shall have obtained the funds necessary to consummate the purchase of the Acquired Interest;

(b)          The representations and warranties of the Seller Companies made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(c)          Each of the Seller Companies and the Transferred Subsidiaries shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the Closing Date;

(d)          The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 5.1(j) are reasonably satisfactory to the Buyer Companies;

(e)          Höegh LNG Ltd. will have caused Höegh LNG Colombia Holding to timely elect to be classified for U.S. federal income tax purposes as a partnership and will have caused each of FSRU IV and Höegh LNG Colombia S.A.S. to be classified as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service and these elections for the Transferred Subsidiaries will have been made with an effective date prior to the transactions described in Section 2.1;

(f)          The Charterer and FSRU IV shall have executed the Certificate of Acceptance referred to in the Lease Agreement;

(g)          None of the Transferred Subsidiaries shall have any outstanding loans or promissory notes due to the Seller Companies (other than trade payables for the provision of services for operating activities by subsidiaries of Höegh LNG) or other indebtedness other than borrowings outstanding under the Vessel Credit Facility and intercompany debt owed by FSRU IV or Höegh LNG Colombia SAS to Höegh LNG Colombia Holding; and

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(h)          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer Companies, and the Buyer Companies shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

Article VII

Termination, Amendment and Waiver

Section 7.1           Termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

(a)          by mutual written consent of the Parties;

(b)          by the Seller Companies if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Seller Companies; or

(c)          by the Buyer Companies if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Buyer Companies;

provided, however, that the Parties seeking termination pursuant to clause (b) or (c) is not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2           Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. Only an instrument in writing by the Buyer Companies, on the one hand, or the Seller Companies, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Article VIII

Indemnification; reimbursements

Section 8.1           Indemnification by the Seller Companies. Following the Closing Date, the Seller Companies shall be liable for, and shall indemnify, defend and hold harmless the Buyer Companies and their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:

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(a)          any Losses suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of the Seller Companies in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller Companies;

(b)          any Covered Environmental Losses relating to the Transferred Subsidiaries or the Vessel (the “Covered Assets”) to the extent that the Seller Companies are notified by the Partnership of any such Covered Environmental Losses within five (5) years after the Closing Date;

(c)          any Losses (other than Covered Environmental Losses) suffered or incurred by such Buyer Indemnitee in relation to the Vessel, including any claim for the repayment of hire or damages or repair costs, for periods prior to the Closing Date;

(d)          all Tax liabilities attributable to the operation of the Covered Assets prior to the Closing Date, including any such Tax liabilities of the Seller Companies that may result from the consummation of the transactions contemplated by this Agreement, but excluding any federal, state, foreign and local income taxes reserved on the books of the Transferred Subsidiaries on the Closing Date;

(e)          any recurring non-budgeted costs owed by such Buyer Indemnitee to tax authorities with respect to payroll taxes, including, without limitation, any taxes (and any penalties associated with taxes) related to social security payments, to the extent such payments are not reimbursed by the Charterer;

(f)          any recurring non-budgeted costs owed by such Buyer Indemnitee to tax authorities with respect to corporate income taxes (including income tax for equality and surcharge on income tax for equality), withholding tax, “Puertos – Sociedades” contribution, ICA (local Cartagena tax), and GMF (financial transaction tax), including any penalties associated with taxes, to the extent such payments are not reimbursed by the Charterer;

(g)          any non-budgeted Losses that are not set forth in the budget provided by the Seller Companies to the Buyer Companies on the date hereof suffered or incurred by such Buyer Indemnitee in connection with the commencement of Vessel services under the Lease Agreement and the OSA;

(h)          any Losses suffered or incurred by such Buyer Indemnitee in relation to the Höegh LNG Performance Guarantee or the Partnership Performance Guarantee; provided, however, that the Seller Companies shall only be liable under this paragraph (h) for up to their pro rata share (based on the Retained Interest) of the aggregate amount of any such Losses; and

(i)          any fees, expenses or other payments incurred or owed by any of the Seller Companies to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

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Section 8.2           Indemnification by the Buyer Companies. Following the Closing Date, the Buyer Companies shall be liable for, and shall indemnify, defend and hold harmless the Seller Companies and their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer Companies in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer Companies.

Section 8.3           Indemnification by the Seller Companies for Certain Liabilities Arising under the Vessel Credit Facility. Following the Closing Date, the Seller Companies shall be liable for, and shall indemnify, defend and hold harmless the Buyer Companies, the Transferred Subsidiaries and their respective officers, directors, employees, agents and representatives (the “Buyer Financing Indemnitees”) from and against any (i) any payments of, or obligations with respect to, principal, interest, fees, costs, expenses, indemnities, or other amounts required to be made by such Buyer Financing Indemnitees under the Vessel Credit Facility under or with respect to any loans thereunder other than those made in connection with the Vessel or the Transferred Subsidiaries, and (ii) Losses, suffered or incurred by such Buyer Financing Indemnitees by reason of, arising out, of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation, of the Vessel Credit Facility, excluding any such Losses caused by either Transferred Subsidiary or relating to the ownership or operation by the Partnership, the Operating Company or any Transferred Subsidiary of the Covered Assets.

Section 8.4           Indemnification by the Buyer Companies for Certain Liabilities Arising under the Vessel Credit Facility. Following the Closing Date, the Buyer Companies shall be liable for, and shall indemnify, defend and hold harmless the Seller Companies and their respective officers, directors, employees, agents and representatives (the “Seller Financing Indemnitees”) from and against any (i) any payments of, or obligations with respect to, principal, interest, fees, costs, expenses, indemnities, or other amounts required to be made by such Seller Financing Indemnitees under the Vessel Credit Facility under or with respect to any loans thereunder in connection with the Vessel or the Transferred Subsidiaries, and (ii) Losses, suffered or incurred by such Seller Financing Indemnitees by reason of, arising out, of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation, of the Vessel Credit Facility caused by either Transferred Subsidiary or relating to the ownership or operation by the Partnership, the Operating Company or any Transferred Subsidiary of the Covered Assets.

Section 8.5           Reimbursements. The Partnership shall assist Höegh LNG in recovery of warranties claims related to periods prior to the Closing Date, and shall reimburse Höegh LNG for any such amounts recovered after the Closing Date by any of the Transferred Subsidiaries under warranties claims related to periods prior to the Closing Date.

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Article IX

FURTHER ASSURANCES

Section 9.1           Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) to more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 9.2           Power of Attorney.

(a)          Each of the Buyer Companies hereby constitutes and appoints Richard Tyrrell (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of each of the Buyer Companies and their successors and assigns, and for the benefit of the Buyer Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Buyer Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Buyer Companies for the benefit of the Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Buyer Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement (or intended so to be), and (iii) do any and all such acts and things in furtherance of this Agreement as the Buyer Attorney-in-Fact shall deem advisable. Each of the Buyer Companies hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Buyer Companies or their successors or assigns or by operation of law.

(b)          Each of the Seller Companies hereby constitutes and appoints Sveinung J. S. Støhle (the “Seller Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the Seller Companies and their successors and assigns, and for the benefit of the Seller Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Seller Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seller Companies for the benefit of the Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seller Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, and (iii) do any and all such acts and things in furtherance of this Agreement as the Seller Attorney-in-Fact shall deem advisable. Each of the Seller Companies hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Seller Companies or their successors or assigns or by operation of law.

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Article X

Miscellaneous

Section 10.1         Survival of Representations and Warranties. The representations and warranties of the Seller Companies contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Buyer Companies may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the Buyer Companies against the Seller Companies thereafter in respect of such representations and warranties, except for claims that have been asserted by the Buyer Companies prior to the date of this Agreement.

Section 10.2         Headings; References, Interpretation. All amounts referred to herein are in United States dollars. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits and Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Exhibits and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits and Schedules attached hereto, and all such Exhibits and Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

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Section 10.3         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.4         No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 10.5         Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 10.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.7         Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association in accordance with its International Arbitration Rules (the “Rules”). The arbitration tribunal shall be composed of three neutral arbitrators. The claimant shall appoint an arbitrator with its notice of arbitration, the respondent shall appoint an arbitrator with its answer, and within 20 days of the appointment of the second arbitrator the two party-appointed arbitrators shall appoint a third arbitrator to chair the tribunal. Any arbitrator not appointed as set forth in the preceding sentence shall be appointed according to the Rules. The seat of the arbitration shall be London, England. The arbitration shall be conducted in the English language. The award will be final and binding, and a judgment upon the award may be made by any court of competent jurisdiction.

Section 10.8         Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

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Section 10.9         Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 10.10      Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HÖEGH LNG HOLDINGS LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorized Signatory

HÖEGH LNG LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorized Signatory

HÖEGH LNG PARTNERS LP

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

HÖEGH LNG PARTNERS OPERATING LLC

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

Signature Page
To
Contribution, Purchase and Sale Agreement

EXHIBIT I

FORM OF SELLER’S CREDIT

[attached]

Exhibit I to

Contribution, Purchase and Sale Agreement

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NONE OF SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

SELLER CREDIT NOTE

$____________

________, 20[●]

HÖEGH LNG PARTNERS LP, a Marshall Islands limited partnership (together with its successors and permitted assigns, “Payor”), for value received, hereby promises to pay to Höegh LNG Ltd. (“Payee”), or its registered assigns, the principal sum of ___________and no/100 Dollars ($__________) payable on January 1, 2021 (such date, the “Maturity Date”); provided that, notwithstanding the foregoing, (i) Payee may, in its sole and absolute discretion, elect to accelerate the Maturity Date upon any breach by Payor of any provision of this Note (including, without limitation, any failure by Payor to pay any amount owing under this Note when due and in the manner required by this Note) and (ii) the Maturity Date shall be deemed to have occurred immediately upon the occurrence of any Insolvency Event without any further act on the part of any Person. This Note shall accrue interest at a rate of 8% per annum which interest shall be payable as provided below; provided, however, that Payor agrees to pay interest at a rate of 10% per annum on all amounts under this Note not paid when due which interest shall be payable promptly after demand of Payee. Interest on this Note shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. Accrued and unpaid interest shall be paid by Payor on the last Business Day of each March, June, September and December. Payment of principal, interest and any other amounts in respect of this Note shall be made in Dollars, in immediately-available funds, by wire-transfer to the payment office most recently notified to Payor in writing by Payee.

1.          DEFINED TERMS

Capitalized terms used in this Note shall have the meanings set forth herein, and the following capitalized terms shall have the following meanings:

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business Day” shall mean a day other than a Saturday, Sunday or any other day on which commercial banks in London, New York, the Marshall Islands, Norway or Bermuda are authorized or required by law to close.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under United States federal, state or foreign law, including the Bankruptcy Code.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of Payor and its subsidiaries taken as a whole, (b) the ability of Payor to perform its obligations under this Note or (c) the ability of Payee to enforce this Note.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

2.          PREPAYMENT

The outstanding principal amount of this Note may be prepaid in whole or in part at any time by Payor, without premium or penalty, upon ten (10) Business Days’ (or such shorter period as Payee shall accept) prior written notice to Payee, which notice shall be irrevocable once delivered. Any prepayment of this Note shall be accompanied by all accrued and unpaid interest on the amount so prepaid. In the event this Note is prepaid in part, a new Note or Notes of like tenor for the outstanding principal amount hereof will be issued in the name of the Payee upon request of the Payee. Amounts in respect of this Note which are prepaid may not be reborrowed.

3.          REPRESENTATIONS AND WARRANTIES

Payor represents and warrants to Payee that:

(a)	Payor (i) has been duly formed and is validly existing and in good standing under the laws of the Marshall Islands and (ii) is qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance by Payor of this Note have been duly authorized by all necessary corporate action of Payor and do not and will not: (i) contravene the terms of the organizational documents of Payor; (ii) result in a breach of, or constitute a default under, any lease, instrument, contract or other agreement to which Payor is a party or by which it or its properties may be bound or affected that would reasonably be expected to have a Material Adverse Effect; or (iii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Payor.

(c)	This Note constitutes the legal, valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	No authorization, consent, approval, license, exemption of, or filing or registration with, any Person is required for the due execution, delivery or performance by Payor of this Note.

(e)	The making of the loan evidenced by this Note does not require any authorization, consent or approval of, registration or filing with, or any other action by, any Person (including shareholders or any class of directors, whether interested or disinterested, of Payor or any other Person), nor is any such authorization, consent, approval, registration, filing or other action necessary for the validity or enforceability of this Note, except such as have been obtained or made and are in full force and effect.

4.          INSOLVENCY EVENTS

Any of the following events which shall occur shall constitute an “Insolvency Event”:

(a)	(i) Payor shall be dissolved, liquidated, wound up or cease its corporate existence or cease to conduct its business in the ordinary course; or (ii) Payor (1) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (2) shall commence any voluntary Insolvency Proceeding; or (3) shall take any action to effectuate or authorize any of the foregoing; or

(b)	(i) Any involuntary Insolvency Proceeding is commenced or filed against Payor, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of Payor’s properties and such Insolvency Proceeding shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) Payor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-United States law) is ordered in any Insolvency Proceeding; or (iii) Payor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

5.          SUBORDINATION

Notwithstanding any provision to the contrary contained in this Note, payments under this Note (the “Junior Obligations”) shall be subordinated to the prior payment in full of the principal, interest, fees and any other amounts (the “Senior Obligations”) outstanding under the Amended and Restated Facilities Agreement, dated March 17, 2016, among Höegh LNG Cyprus Limited and Höegh LNG FSRU IV Ltd., as borrowers, the guarantors, financial institutions and agents party thereto from time to time and Nordea Bank Norge ASA as Agent, Security Trustee and Account Bank, as amended (as the same may be further amended, restated or otherwise modified from time to time, the “MUSD 412 Facility”). Holders of the Senior Obligations will be entitled to receive payment in full of all Senior Obligations before Payee will be entitled to receive any payment with respect to the Junior Obligations in the event of any distribution to creditors of Payor: (i) in a liquidation or dissolution of Payor; (ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Payor and its properties; (iii) in an assignment for the benefit of creditors; (iv) in any marshalling of the assets and liabilities of Payor; or (v) at any time during which a Default (as defined in the MUSD 412 Facility) has occurred and is continuing. For so long as no Default (as defined in the MUSD 412 Facility) has occurred and is continuing at such time, Payor may make (and Payee may receive and retain and apply in satisfaction of the Junior Obligations) payments of the Junior Obligations from time to time in its sole and absolute discretion. Amounts received by Payee in respect of the Junior Obligations when payment thereof is prohibited by this Section 5 shall be held by Payee in trust for the benefit of the holders of the Senior Obligations and turned over to the holders of the Senior Obligations upon the written request of the Security Trustee (as defined under the MUSD 412 Facility).

6.          MISCELLANEOUS

Payor agrees to pay on demand all the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which Payee incurs in connection with enforcement of this Note, or the protection or preservation of Payee’s rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of Payee in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

This Note shall be binding on each of Payor and Payee and their respective successors and assigns. Payor may not assign or transfer this Note or any of its obligations hereunder without Payee’s prior written consent; Payee may assign or transfer this Note to any other Person in its sole and absolute discretion.

No provision of this Note shall alter or impair the obligation of Payor, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed, subject to Payor’s right to redeem all or a portion of this Note as provided herein or as otherwise agreed to by the parties.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The remainder of this page intentionally left blank.

IN WITNESS WHEREOF, Payor has caused this instrument to be duly executed this ________ day of ___________, 20[●].

HÖEGH LNG PARTNERS LP

By:
Name:	Richard Tyrrell
Title:	Chief Executive Officer and Chief Financial Officer

EXHIBIT II

FORM OF

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF

HÖEGH LNG COLOMBIA HOLDING LTD.

[Attached]

THE COMPANIES LAW (AS REVISED)

FORM OF

AMENDED AND RESTATED

MEMORANDUM AND

ARTICLES OF ASSOCIATION

of

Höegh LNG Colombia Holding Ltd.

(as adopted by Special Resolution dated [    ])

i

THE COMPANIES LAW (AS REVISED)

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

of

Höegh LNG Colombia Holding Ltd.

(as adopted by Special Resolution dated [ ])

1.	The name of the Company is Höegh LNG Colombia Holding Ltd.

2.	The registered office will be situated at the offices of Estera Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of the Members is limited to the amount, if any, unpaid on their shares.

6.	The authorised share capital of the Company is USD 50,000.00 divided into 50,000 Ordinary shares of par value USD 1.00 each.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.

8.	Capitalised terms that are not defined herein bear the same meaning given to them in the Articles of Association of the Company.

ii

The undersigned, whose name, address and description are set out below, wishes the Company to be incorporated as a company in the Cayman Islands in accordance with this Memorandum of Association, and agrees to take the number of shares in the capital of the Company as set out opposite the undersigned’s name.

iii

iv

SHARE PREMIUM ACCOUNT	34
ACCOUNTING RECORDS	34
SERVICE OF NOTICES AND DOCUMENTS	35
WINDING UP	36
INDEMNITY	36
CONTINUATION	38
AMENDMENT OF MEMORANDUM AND ARTICLES	38

v

THE COMPANIES LAW (AS REVISED)

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

of

Höegh LNG Colombia Holding Ltd. (as adopted by Special Resolution dated [ ])

INTERPRETATION

1.	Table A of the First Schedule to the Law shall not apply to the Company.

2.	In these Articles, the following terms shall have the following meanings unless the context otherwise requires:

Articles: these articles of association of the Company as amended or supplemented from time to time by Special Resolution;

Auditors: the auditors for the time being of the Company (if any);

clear days: in relation to the period of a notice that period excluding the day on which the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

Company: the above named company;

Directors: the directors for the time being of the Company;

Electronic Record: has the same meaning as in the Electronic Transactions Law (as revised) of the Cayman Islands;

Höegh LNG Colombia S.A.S.: Höegh LNG Colombia S.A.S., a Colombia limited liability company and a wholly owned subsidiary of the Company.

Höegh LNG FSRU IVHöegh LNG FSRU IV Ltd., a Cayman Islands company and a wholly owned subsidiary of the Company.

1

HLNG: Höegh LNG Ltd., a Bermuda exempted company and a wholly owned subsidiary of Höegh LNG Holdings Ltd., a Bermuda exempted company.

HMLP: Höegh LNG Partners LP, a Marshall Islands limited partnership.

Indemnified Person: any Director, officer or member of a committee duly constituted under these Articles and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors, administrators, personal representatives or successors or assigns;

Law: the Companies Law (as revised) of the Cayman Islands;

Member: has the same meaning as in the Law;

Memorandum: the memorandum of association of the Company for the time being;

Month: a calendar month;

Ordinary Resolution: a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

Registered Office: the registered office for the time being of the Company in the Cayman Islands;

Register of Members: the register of Members to be kept in accordance with the Law and includes every duplicate Register of Members;

Seal: the common seal of the Company (if any) and includes every duplicate seal;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;

Share: a share in the capital of the Company and includes a fraction of a share;

2

Share Premium Account: the share premium account established in accordance with these Articles and the Law;

Special Resolution: a resolution that is described as such in its terms:

(a)	passed by a majority of not less than two thirds of such Members as, being entitled to do so, vote in person or by proxy, at a duly convened general meeting of the Company; or

(b)	a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed; and

Subscriber: the Subscriber to the Memorandum.

2.1	Words importing the singular number include the plural number and vice versa.

2.2	Words importing the masculine gender include the feminine gender.

2.3	Words importing persons include corporations and any other legal or natural persons.

2.4	Any reference to writing includes all modes of representing or reproducing words in a visible and legible form, including in the form of an Electronic Record.

2.5	The word may shall be construed as permissive and the word shall shall be construed as imperative.

2.6	Any phrase introduced by the terms including, include, in particular or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.

2.7	Where any provision of the Law is referred to, the reference is to that provision as modified by any subsequent law for the time being in force.

2.8	Unless the context otherwise requires, words and expressions defined in the Law bear the same meanings in these Articles.

2.9	References to days are to calendar days, unless otherwise specified.

2.10	Headings are used for convenience only and shall not affect the construction of these Articles.

3

REGISTERED AND OTHER OFFICES

3.	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain such other offices in the Cayman Islands or elsewhere as the Directors may from time to time determine.

4

SERVICE PROVIDERS

4.	The Directors may appoint any person to act as a service provider to the Company and may delegate to any such service provider any of the functions, duties, powers and discretions available to them as Directors, upon such terms and conditions (including as to the remuneration payable by the Company) and with such powers of sub-delegation, but subject to such restrictions, as they think fit.

ISSUE OF SHARES

Power to issue Shares

5.	The Directors may (subject to the provisions of these Articles and the Law), without prejudice to any rights attached to any existing Shares, offer, allot, grant options over or otherwise dispose of the Shares with or without preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividends or other forms of distribution, voting, return of capital or otherwise, and to such persons and on such terms and conditions and for such consideration, and at such times as they think fit, provided no Share shall be issued at a discount (except in accordance with the provisions of the Law). Any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

Power for Subscriber to issue and transfer Shares

6.	Notwithstanding the preceding Article, the Subscriber shall have the power to:

6.1	issue one Share to itself;

6.2	transfer that Share by an instrument of transfer to any person; and

6.3	update the Register of Members in respect of the issue and transfer of that Share.

No Shares to bearer

7.	The Company shall not issue Shares to bearer.

Fractional Shares

8.	The Company may, in accordance with the Law, issue fractions of Shares.

REGISTER OF MEMBERS

9.	The Directors shall establish and maintain (or cause to be established and maintained) the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Law.

5

RECORD DATE

Power of Directors to fix record date

10.	The Directors may fix in advance a date as the record date to determine the Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

No fixed record date

11.	If no such record date is fixed, the record date shall be the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be. A determination of Members entitled to vote at any meeting of Members in accordance with this Article, shall apply to any adjournment thereof.

SHARE CERTIFICATES

Issue of Share Certificates

12.	Every Member shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon.

13.	Notwithstanding the provisions of these Articles, the Directors may resolve not to issue share certificates to Members of the Company.

Certificates for jointly-held Shares

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person, and delivery of a certificate to one joint holder shall be sufficient delivery to all.

Replacement Share Certificates

15.	If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee (if any) and on such terms (if any) as to evidence and indemnity, and on the payment of expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate to the Company for cancellation.

6

TRANSFER OF SHARES

Instrument of transfer

16.	The instrument of transfer of any Share shall be executed by or on behalf of the transferor (and, if the Directors so determine, the transferee). The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect of such Share. All instruments of transfer, once registered, may be retained by the Company.

17.	Subject to any applicable restrictions contained in these Articles, Shares shall be transferred in any usual or common form approved by the Directors.

Refusal to register transfers

18.	The Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share. The Directors may require reasonable evidence to show the right of the transferor to make the transfer.

19.	If the Directors decline to register a transfer of Shares they shall send notice of the refusal to the transferee within one month after the date on which the transfer was lodged with the Company.

20.	The Directors may also suspend the registration of the transfers at such times and for such periods as the Directors may from time to time determine.

TRANSMISSION OF SHARES

Transmission of Shares

21.	If a Member dies, the survivor or survivors (where he was a joint holder), and the legal personal representative (where he was sole holder), shall be the only person recognised by the Company as having any title to the Share. The estate of a deceased Member is not thereby released from any liability in respect of any Share held by him, whether solely or jointly. For the purpose of this Article, legal personal representative means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, if there is no such person, such other person as the Directors may in their absolute discretion determine to be the person recognised by the Company for the purpose of this Article.

Election by persons entitled on transmission

22.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may elect, upon such evidence being produced as may be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Member could have made.

7

Manner of election

23.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.

Rights of persons entitled on transmission

24.	A person becoming entitled to a Share in consequence of the death or bankruptcy of the Member (or otherwise by operation of applicable law), upon such evidence being produced as may be required by the Directors as to his entitlement, shall be entitled to the same dividends and other monies payable in respect of the Share as he would be entitled if he were the holder of such Share. However, he shall not be entitled, until he becomes registered as the holder of such Share, to receive notices of or to attend or vote at general meetings of the Company or (except as aforesaid) to exercise any other rights or privileges of a Member. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

REDEMPTION AND PURCHASE OF SHARES

25.	Subject to the provisions of the Law and the Memorandum, the Company may:

25.1	purchase its own Shares (including any redeemable Shares) in such manner and on such terms as the Directors may agree with the relevant Member unless following such purchase there would no longer be any issued Shares and may make payment for such purchase or for any redemption of Shares in any manner authorised by the Law, including out of capital; and

25.2	reduce its share capital and any capital redemption reserve fund in any manner whatsoever.

8

VARIATION OF SHARE RIGHTS

Variation of class rights

26.	If at any time the share capital is divided into different classes of Shares, all or any of the special rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than two thirds of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one third of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

Treatment of classes

27.	For the purpose of a separate class meeting, the Directors may treat two or more of all classes of Shares as forming one class if they consider that such class of Shares would be affected in the same way by the proposals under consideration.

Effect of Share issue on class rights

28.	The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.

NON-RECOGNITION OF TRUSTS

29.	Except as required by the Law or these Articles, or under an order of a court of competent jurisdiction, the Company shall not be bound by or compelled to recognise in any way, even when notice thereof is given to it, any equitable, contingent, future or partial interest in any Share, or any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

9

LIEN

Lien generally

30.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share, and the Company shall also have a first and paramount lien on every Share (other than a fully paid up Share) standing registered in the name of a Member, whether singly or jointly with any other person for all debts and liabilities of a Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Directors may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. The Company's lien, if any, on a Share shall extend to all dividends payable thereon.

Enforcement

31.	The Company may sell, in such manner as the Directors think fit, any Share on which the Company has a lien, provided a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after a notice in writing has been given to the registered holder for the time being of the Share, demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment.

Completion of sale

32.	For giving effect to any such sale, the Directors may authorise any person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.

Application of proceeds

33.	The net proceeds of such sale shall be applied in payment or discharge of the debt or liability in respect of which the lien exists and as is presently payable, and any balance shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person who was the registered holder of the Share immediately before such sale.

CALLS ON SHARES

Calls on Shares generally

34.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares (whether in respect of the par value of the Shares or premium or otherwise and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue); and each Member shall (subject to the Company serving upon him at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed by the Directors wholly or in part as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

10

Payment

35.	Payment of a call may be made by instalments on the direction of the Directors.

36.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day payment is due to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

37.	Any sum payable in respect of a Share on issue or allotment or at any fixed date, whether in respect of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the relevant provisions as to payment of interest, forfeiture or otherwise of these Articles shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

38.	The Directors may issue Shares with different terms as to the amount and times of payment of calls.

Liability of joint holders

39.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

Interest

40.	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any Shares held by him; and may (until the amount would otherwise become payable) pay interest at such rate (not exceeding six per cent without the sanction of the Company in general meeting) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

Notice

41.	If a Member fails to pay any call or instalment of a call by the date it becomes due and payable, the Directors may, at any time thereafter while such call or instalment remains unpaid, give notice to the Member requiring payment of the unpaid portion of the call or instalment, together with any accrued interest and expenses incurred by the Company by reason of such non-payment.

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42.	The notice shall specify where and by what date (not being less than the expiration of 14 days’ from the date of the notice) payment is to be made and shall state that if it is not complied with the Shares in respect of which the call was made will be liable to be forfeited. The Directors may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references to these Articles to forfeiture shall include surrender.

Forfeiture for non-compliance

43.	If such notice is not complied with, any Share in respect of which the notice was given may thereafter, before the payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends declared, other distributions or other monies payable in respect of the forfeited Shares and not paid before the forfeiture.

Forfeited Shares

44.	A forfeited Share may be sold, re-allotted or otherwise disposed of upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

Continued liability for forfeited Member

45.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him in respect of the Shares together with interest at such rate as the Directors may determine from the date of forfeiture until payment, but his liability shall cease if and when the Company receives payment in full of all amounts due in respect of the Shares. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

Evidence of forfeiture

46.	An affidavit in writing by a Director or Secretary of the Company that a Share has been duly forfeited on a specified date, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale, re-allotment or disposition thereof and may authorise some person to execute a transfer of the Share in favour of the person to whom the Share is sold, re-allotted or otherwise disposed of, and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposition of the Share.

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47.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium or otherwise, as if the same had been made payable by virtue of a call duly made and notified to the Member.

INCREASE OF CAPITAL

48.	The Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into new Shares of such par value, and with such rights, priorities and privileges attached thereto as the resolution shall prescribe.

49.	Subject to any directions given by the Company in a general meeting, all new Shares shall be at the disposal of the Directors in accordance with these Articles.

50.	The new Shares shall be subject to the same provisions of these Articles with reference to the payment of calls, lien, forfeiture, transfer, transmission and otherwise, as the Shares in the original share capital.

ALTERATION OF CAPITAL

51.	The Company may from time to time by Ordinary Resolution:

51.1	consolidate and divide all or any of its share capital into Shares of larger par value than its existing Shares;

51.2	sub divide its existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum, subject nevertheless to the provisions of section 13 of the Law;

51.3	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; and

51.4	convert all or any paid up Shares into stock, and reconvert all or any stock into paid up Shares of any denomination.

52.	The Company may from time to time by Special Resolution:

52.1	divide its Shares into several classes and attach to such classes any preferential, deferred, or special rights or restrictions in accordance with these Articles;

52.2	change the currency denomination of its share capital;

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52.3	reduce its share capital and any capital redemption reserve fund in any manner whatsoever; and

52.4	merge or consolidate with any one or more constituent companies (as defined in the Law).

GENERAL MEETINGS

Convening a meeting

53.	The Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director, or any one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company entitled to vote, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

Members’ requisition

54.	The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form, each signed by one or more requisitionists.

55.	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not convene a general meeting within 21 days from the date of the deposit, the requisitionists or any or any of them or any other Member or Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition, may convene an extraordinary general meeting. A general meeting convened by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Directors.

NOTICE OF GENERAL MEETINGS

Length and form of notice

56.	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the time of meeting and, in the case of special business, the general nature of the business to be conducted at the general meeting, and shall be given in the manner provided in these Articles or in such other manner (if any) as may be prescribed by the Company, to such persons as are entitled to receive such notices from the Company. A general meeting may be convened by such shorter notice, or without notice, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving that right.

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Omission or non-receipt

57.	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.	All business shall be deemed special that is transacted at an extraordinary general meeting.

Quorum

59.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the Meeting. Save as herein otherwise provided, one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

Adjournment for lack of quorum

60.	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

Meeting by telephone or other facilities

61.	A meeting of the Members may be held by telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or video conferencing) by which all persons participating in the meeting can communicate with each other simultaneously and instantaneously, and participation in such a general meeting shall constitute presence in person at such meeting.

62.	Any Director shall be entitled to attend and speak at any general meeting of the Company.

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Appointment of chairman

63.	The chairman (if any) of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any meeting he is not present within five minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present and entitled to vote shall elect one of their number to be chairman.

Adjournment of meeting

64.	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

Ordinary Resolution

Save where a Special Resolution or other greater majority is required by the Law or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution. Voting on a show of hands

65.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll.

Demand for poll

66.	A poll is demanded by:

66.1	the chairman of the meeting; or

66.2	at least three Members present in person or by proxy; or

66.3	any Member or Members present in person or by proxy and holding collectively not less than one tenth of the total voting rights of all the Members having the right to vote at such meeting; or

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66.4	a Member or Members present in person or by proxy holding Shares conferring the right to vote at such meeting, being Shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such Shares conferring such right.

67.	Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company shall be conclusive evidence of that fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. The demand for a poll may be withdrawn by the person or any persons making it at any time prior to the declaration of the result of the poll.

68.	If a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

69.	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote and the resolution shall fail.

70.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time later in the meeting as the chairman of the meeting shall direct.

71.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

Voting on a poll

72.	On a poll votes may be cast either personally or by proxy.

73.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

74.	On a show of hands, every Member present in person or by proxy and entitled to vote shall have one vote. On a poll, every Member present in person or by proxy and entitled to vote shall have one vote for each Share of which he is the registered holder.

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75.	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

76.	A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person of similar nature appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

77.	No Member, unless the Directors otherwise determine, shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

78.	No objection shall be raised as to the qualification of any voter or as to whether any votes have been properly counted except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time and in accordance with these Articles shall be referred to the chairman whose decision shall be final and conclusive.

Shareholder Restricted Matters

78A.	Notwithstanding anything to the contrary in the Memorandum or in these Articles or in the Law, for so long as HLNG is a Member, the Company shall not consent to or approve, and shall not permit any of Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IV to consent to or approve, any of the following actions without the prior written consent of HLNG:

78A.1	any merger or consolidation involving any of the Company, Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IV, or any of their respective subsidiaries; or

78A.2	any sale, exchange or transfer of all or substantially all of the assets of any of the Company, Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IV, or any of their respective subsidiaries;

78A.3	dissolution or liquidation of any of the Company, Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IVor any of their respective subsidiaries; or

78A.4	creating or causing to exist any consensual restriction on the ability of any of the Company, Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IV, or any of their respective subsidiaries, to make distributions, pay any indebtedness, make loans or advanes or transfer assets to their respective owners, members or shareholders, or their respective subsidiaries; or

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78A.5	settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by any of the Company, Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IV, or any of their respective subsidiaries, of any of the directors or officers of HMLP, Höegh LNG Holdings Ltd. or HLNG, or their respective subsidiaries; or

78A.6	issuing any additional ownership interests in any of the Company, Höegh LNG Colombia S.A.S. or Höegh LNG FSRU IV[, or any of their respective subsidiaries]; or

78A.7	amending, supplementing or otherwise modifying, in whole or in part, the Memorandum or these Articles.

PROXIES AND CORPORATE REPRESENTATIVES

Members’ attendance and voting

79.	Subject to these Articles, each Member entitled to attend and vote at a general meeting may attend and vote at the general meeting:

79.1	in person, or where a Member is a company or non-natural person, by a duly authorised corporate representative; or

79.2	by one or more proxies.

80.	A proxy or corporate representative need not be a Member.

Appointment of proxies

81.	The instrument appointing a proxy shall be in writing under the hand of the Member or his duly authorised attorney or, if the Member is a corporation, under the hand of its duly authorised representative.

Form of proxy

82.	An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

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Corporate representatives

83.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

Receipt of instrument of appointment

84.	The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith, not less than 24 hours (or such longer or shorter time as the Directors may determine) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

85.	In default of any of the provisions in these Articles to deposit any instrument of proxy or authorisation at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting, the instrument of proxy or authorisation shall not be treated as valid provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email or fax upon receipt of email or fax confirmation that the signed original thereof has been sent.

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Standing Proxy

86.	The operation of a standing proxy or authorisation shall be suspended at any general meeting or adjournment thereof at which the Member is present in person or by specially appointed proxy. The Directors may require evidence as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until the Directors determine that they have received such satisfactory evidence.

Poll vote

87.	In the case of a poll taken subsequently to the date of a meeting or adjourned meeting, the instrument appointing the proxy or corporate representative referred to in these Articles shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting before the time appointed for the taking of the poll.

88.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

Validity of votes

89.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or of the corporate authority, unless notice in writing of such death, unsoundness of mind or revocation was received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the general meeting, or adjourned meeting, at which the instrument or proxy is used.

Written resolutions

90.	In the case of a written resolution to be signed by a corporate representative, the instrument appointing the corporate representative shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting prior to the effective date of the written resolution.

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Waiver by Directors

91.	Subject to the Law, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.

APPOINTMENT AND REMOVAL OF DIRECTORS

Directors

92.	The names of the first Directors shall be determined in writing by the subscriber of the Memorandum.

Number and Appointment of Directors

93.	Unless otherwise agreed by the Members, the Directors shall consist of a total number of [3] Directors, who shall be appointed as follows:

93.1	HLMP shall, whilst and so long as it continues to hold no less than 51% of the total number of Shares in issue, be entitled to nominate and appoint [two (2)] Directors to the Board of Directors (HLMP Directors); and

93.2	HLNG shall, whilst and so long as it continues to hold less than 51% but more than 20% of the total number of Shares in issue, be entitled to nominate and appoint [one (1)] Director[s] to the Board of Directors (HLNG Director[s]).

93.3	HLMP and HLNG undertake to elect or appoint the number of Directors as set out in this Article 93 in accordance with these Articles. Each Director shall have one vote.

Removal of Directors

94.	A Director may at any time be replaced by the Member that has appointed him. Such removal of a Directgor and appointment of a new Director shall be made by written notice from the Member ot the Director(s) in question and to the Company and shall be in accordance with these Articles. Such notice shall take effect upon lodgement at the registered office of the company. The Member removing the Driector shall be responsible for and shall indemnify any other Member and the Company against any loss, liability or cost that any of them may suffer or incur as a result of any claim by such Director for unfair or wrongful dismissal or otherwise however arising out of such removal.

95.	No shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

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RESIGNATION AND DISQUALIFICATION OF DIRECTORS

96.	The office of Director shall ipso facto be vacated if the Director:

96.1	resigns his office by notice in writing to the Company; or

96.2	becomes of unsound mind and the Directors resolve that his office is vacated; or

96.3	becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally; or

96.4	if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

POWERS AND DUTIES OF DIRECTORS

General power to manage business

97.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

Board Restricted Matters

98A.	Notwithstanding anything to the contrary in the Memorandum or in these Articles or in the Law, (a) all powers to control and manage the business and affairs of the Company shall be vested exclusively in the Directors, (b) the Directors will have the sole ability to select, terminate, and set the compensation of management responsible for implementing the Company’s (and any subsidiaries’) policies and procedures and establishing operating, financing and capital decisions of the Company (and its subsidiaries), including budgets, in the ordinary course of business; and (c) the Shareholders shall not have any power to control or manage the Company.

Borrowing powers

98.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

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Cheques

99.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

Benefits

100.	The Directors on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

Authority to bind Company

101.	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

Executive Directors

102.	The Directors may from time to time appoint one of their number to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Directors may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and either in addition to or in lieu of his remuneration as a Director.

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Sole Director

103.	Notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Law or by these Articles.

PROCEEDINGS OF DIRECTORS

Regulating proceedings

104.	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

Convening a meeting

105.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered provided however that notice may be waived by all the Directors (or their alternates) either at, before or retrospectively after the meeting is held provided further that notice or waiver thereof may be given by email or fax.

Quorum

106.	The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed by the Directors, shall be [three] Directors consisting of at least [two] HLMP Directors, and shall be one if there is a sole Director. An alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present provided always that where a Director is acting in his own right and also as an alternate he is only counted once in the quorum. A Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting provided no other Director objects and if otherwise a quorum of Directors would not be present.

Vacancies

107.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

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Chairman

108.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

Written resolutions of Directors

109.	A resolution in writing signed by all of the Directors or all of the members of a committee of Directors for the time being entitled to receive notice of a meeting of the Directors (or by an alternate Director as provided in these Articles), including a resolution signed in counterpart and/or sent or evidenced by way of signed fax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

Meeting by telephone or other facilities

110.	To the extent permitted by law, a meeting of the Directors or a committee appointed by the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

Validity of acts in spite of defect

111.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

Minutes

112.	The Directors shall cause minutes to be made and records kept for the purpose of recording:

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112.1	all appointments of officers made by the Directors;

112.2	the names of the Directors and other persons present at each meeting of the Directors and of any committee of the Directors; and

112.3	all resolutions and proceedings at all meetings of the Members of the Company or any class of Members and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

DIRECTORS’ INTERESTS

113.	A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

114.	A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

115.	No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer shall be in any way interested be or be liable to be avoided nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.

Disclosure and nature of interest

116.	A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of the Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

117.	The nature of the interest of any Director or officer in any contract, dealing or transacting with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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DELEGATION OF DIRECTORS’ POWERS

Power to delegate

118.	Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

119.	The Directors may delegate any of the powers exercisable by them to a Managing Director, Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

Alternate Directors

120.	Any Director may by writing appoint any other Director, or other person willing to act, to be his alternate and remove his alternate so appointed by him. Such appointment or removal shall be by notice to the Registered Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served and the alternate shall be notified of such appointment or revocation. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which his appointor ceases to be a Director. An alternate may also be a Director in his own right and may act as alternate to more than one Director.

121.	An alternate shall be entitled to receive notice of all meetings of the Directors, attend, be counted in the quorum, vote and act in such appointor’s place at every such meeting at which the appointing Director is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

122.	These Articles (except as regards powers to appoint an alternate and remuneration) apply equally to the alternate as though he were the Director in his own right.

123.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The signature of an alternate to any resolution in writing of the Director or a committee there shall, unless the terms of the appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

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Committees of Directors

124.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

125.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

126.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

Officers

127.	The Directors may appoint a Secretary and such other officers as they may from time to time consider necessary upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide and the Directors may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Law or these Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.

DIRECTORS’ REMUNERATION

Remuneration

128.	The remuneration to be paid to the Directors, if any, shall be determined by the Company in general meeting or, in the absence of such a determination, by the Directors.

Expenses

129.	Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with his attendance at meetings of the Directors, committees of the Directors or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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Additional remuneration

130.	The Directors may by resolution approve additional remuneration to any Director for services which in the opinion of the Directors go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Article.

SEALS AND DEEDS

Use of Seal

131.	The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Secretary or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Law may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.

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Duplicate Seal

132.	The Company may maintain in any place or places outside the Cayman Islands a facsimile of any Seal and such facsimile seal shall be affixed in the same way as if it were the Seal.

Execution of deeds

133.	In accordance with the Law, the Company may execute any deed or other instrument (which would otherwise be required to be executed under Seal) by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS

Payment of Dividends

134.	The Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company. The Directors may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Directors, justifies such payment.

135.	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law.

Calculation of Dividends

136.	Subject to the rights of Members, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amount paid up on the Shares in respect of which the dividend is paid and any dividend on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share. Dividends may be apportioned and paid pro rata according to the amounts paid-up on the Shares during any portion or portions of the period in respect of which the dividend is paid.

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Deductions

137.	The Directors may deduct from any dividend, distribution or other monies payable to a Member by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.

Joint Holders

138.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other money payable on or in respect of the Share.

Payment method

139.	Any dividend may be paid by cheque or warrant sent through the post to the address of the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or warrant shall, unless the holder or joint holders may in writing direct, be made payable to the order of the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

Satisfaction by distribution of specific assets

140.	The Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional Shares or ignore fractions altogether and may fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.

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No interest

141.	No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

Unclaimed dividends

142.	All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six years after the dividend or distribution payment date shall be forfeited and revert to the Company.

RESERVES

143.	The Directors may, before declaring any dividend or distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company, and pending such application may, in their discretion, be employed in the business of the Company or be invested in such manner as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

CAPITALISATION OF PROFITS

Capitalisation

144.	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts which are available for distribution (including its Share Premium Account and capital redemption reserve fund, subject to the Law) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

Authorisation

145.	Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

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SHARE PREMIUM ACCOUNT

146.	The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

147.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

ACCOUNTING RECORDS

Books of account

148.	The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company's affairs and to show and explain its transactions and otherwise in accordance with the Law.

Inspection by Members

149.	The accounting records shall be kept at the Registered Office or at such other place or places as the Directors think fit, and shall at all times be open to inspection by the Directors. No Member (who is not also a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Directors or by the Members by Ordinary Resolution.

Records and audit

150.	From time to time the Company in general meeting may determine (or revoke, alter or amend any such determination) or, failing such determination, the Directors may determine (or revoke, alter or amend any such determination):

150.1	that the accounts of the Company be audited and the appointment of the Auditors;

150.2	that there be prepared and sent to each Member and other person entitled thereto a profit and loss account, a balance sheet, group accounts and/or reports for such period and on such terms as they may determine; and

150.3	that there be laid before the Company in general meeting a copy of every balance sheet together with a copy of the Auditor's report.

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SERVICE OF NOTICES AND DOCUMENTS

Form and delivery of notices

151.	Notices or other documents or communications may be given to any Member by the Company either personally or by sending it by courier, post, fax or email to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him. Any notice shall be deemed to be effected:

151.1	if delivered personally or sent by courier, by properly addressing and prepaying a letter containing the notice; and to have been effected, in the case of a notice of a meeting, when delivered;

151.2	if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of three days after it was posted; and

151.3	if sent by fax or email by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

152.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

153.	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

154.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

154.1	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

154.2	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

155.	No other persons shall be entitled to receive notices of general meeting.

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WINDING UP

Method of winding up

156.	Subject to the rights attaching to any Shares, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law or these Articles, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is any liability.

Distribution of assets

157.	If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

Indemnity and limitation of liability

158.	Every Indemnified Person shall, in the absence of wilful neglect or default, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.

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159.	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

Indemnity and reimbursement

160.	Every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.

161.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

Wilful neglect or default

162.	Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any act or omission of such Indemnified Person in the performance of his duties for the Company; provided however, that such waiver shall not apply to any claims or rights of action arising out of the wilful neglect or default of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

Advance of legal fees

163.	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

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CONTINUATION

164.	The Company shall have the power, subject to the provisions of the Law and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

AMENDMENT OF MEMORANDUM AND ARTICLES

Subject to the provisions of the Law, the Company may from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part provided that no such amendment shall affect the special rights attaching to any class of Shares without the consent or sanction provided for in these Articles. Notwithstanding anything to the contrary in the Memorandum or in these Articles or in Law, for so long as HLNG is a Member, the Company shall not alter or amend the Memorandum or these Articles in whole or in part, without the prior written consent of HLNG

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SCHEDULE A

INSURANCE POLICIES

Hull & Machinery insurance:

All insurances carried, or to be carried, by the owner of the Vessel are placed as part of Höegh LNG’s fleet placements in the international insurance markets.

With effect from December 1, 2016, for 24 months (subject to a review clause in 12 months if fleet claims exceed $2 million), the Vessel is insured for the following insured values:

- Hull & Machinery (H&M)	USD	274,000,000
- Hull Interest (HI)	USD	68,500,000
- Freight Interest(FI)	USD	68,500,000
	USD	411,000,000

The insurances are placed on insurance conditions as per the Nordic Marine Insurance Plan of 2013 (version 2016) in accordance with Part one and Chapters 10–13, “on full conditions” as per the Nordic Plan 2013 Clause 10-4, and as per Owner’s Special Conditions and Clauses.

The Nordic Plan 2013 provides cover on an "all risks" basis.

The Nordic Plan 2013 includes under Chapter 13 coverage for liability of the assured arising from collision with another ship (Running Down Clause "RDC") or striking against Fixed and Floating Objects ("FFO") – on 4/4ths basis in both respects. RDC and FFO thus being excluded under the P&I cover.

Höegh LNG Holdings Ltd. (H&M)

Brokers	Underwriters	S&P rating	Share
Willis Towers Watson, Oslo	Norwegian Hull Club	A	10.0%
	Gard Marine & Energy	A+	15.0%
	Swedish Club, Gothenburg	BBB +	7.5%
	Alandia Marine, Åland	BBB +	5.0%
	Mitsui Sumitomo Insurance	A+	5.5%
	Codan, Bergen	A	7.5%
Willis Towers Watson, London	Lloyds (13,5%) / RSA (9%)	A+ / A	22.5%
Gr. Eyssautier, Paris	AXA Corporate Solution	AA-	10.0%
	Allianz Global Corporate & Speciality	A+	10.0%
	Generali Assurances lard	BBB +	5.5%
	PartnerRe	A+	1.5%
			100.0%

 Schedule A to
Contribution, Purchase and Sale Agreement

As Claims Leader for 100% placement is appointed Norwegian Hull Club.

Deductible for Particular Average (damage to own vessel) is USD 473,000.

Deductible for Damage Done (collision liability) is USD 50,000.

Assureds:

Assured:               Höegh LNG FSRU IV Ltd., Cayman Islands (Registered Owner)

Höegh LNG Ltd., Bermuda (Holding Company to Registered Owner)

Co-assured Höegh LNG Group companies:

Höegh LNG Fleet Management AS, Norway (Technical Manager)

Höegh LNG AS, Norway (Commercial Manager)

Höegh LNG Colombia SAS, Colombia (Operational Service Provider)

Höegh LNG Maritime Management Ltd., Singapore (Crew)

Co-assured other party:

Sociedad Portuaria El Cayao S.A. E.S.P., Barranquilla, Colombia (“SPEC”) as Lessee under International Leasing Agreement and Customer under FSRU Operation and Services Agreement, according to requirements in said contracts – defined to be “Lessee, Customer and all Lessee’s and Customer’s Affiliates, contractors, servants, and subcontractors, and any such Person’s directors, officers, employees, agents, representatives, accountants, consultants, attorneys and advisors”.

Mortgagee:	Nordea Bank Norge ASA, Oslo

Schedule A to
Contribution, Purchase and Sale Agreement

Loss of Hire insurance

The Vessel is covered in accordance with the Nordic Marine Insurance Plan 2013, (Version 2016) Chapter 16, with daily amount USD 133,500, deductible 21 days and max cover 180 days per incident.

War risk insurance

The Vessel is entered with Den Norske Krigsforsikring for Skib (DNK - The Norwegian Shipowners' Mutual War Risk Insurance Association) for continuous membership until terminated, with anniversary date January 1 each year, for the same insured values as under marine risks insurances.

Protection & Indemnity Insurance (P&I)

The Vessel is entered with the P&I Club Gard, Norway, for continuous membership until terminated, with anniversary date February 20 each year.

Gard is a member of the International Group of P&I Clubs.

The deductibles are specially agreed and apply to claims including any legal and other costs:

-	Crew:	USD	10,000	per port of call
-	Cargo and General Average:	USD	50,000	per cargo carrying voyage
-	Other P&I Liabilities:	USD	5,500	per event

Schedule A to
Contribution, Purchase and Sale Agreement